CleanSpark Achieves Another Record Revenue Year, Discusses Growth Plans in Annual Statement to Shareholders

CleanSpark Inc. Delivers in Excess of 100% Year-Over-Year Revenue Improvement for the Third-Consecutive Year.

SALT LAKE CITY, December 31, 2020 -- CleanSpark, Inc. (Nasdaq: CLSK), (“CleanSpark, or the Company”), an advanced software and controls technology solutions company focused on solving modern energy challenges, is pleased to update its shareholders and further comment on the Company’s financial results presented in its most recent Form 10-K. The Company recommends that readers also review the previously filed 10-K in its entirety, which is available free of charge to all interested parties on its website or on www.sec.gov.

Dear Fellow Shareholders,

The COVID-19 pandemic presented many hardships throughout the year that have touched us all in some way or another. With the recent progress being made by the medical community and a growing optimism surrounding the economy, we are increasingly confident about the status of our company and the promise of the future. As we discussed in our comments following the report of our third-quarter results, we consider the Company extremely fortunate to have continued to thrive during the global challenges of 2020. The professionalism demonstrated by the CleanSpark team to readily shift to a ‘work-at-home’ environment in a seamless transition was certainly the foundation for our continued successes. We found ourselves in the midst of commissioning some of our first international microgrid deployments just as countries around the world closed their borders to foreign travel. In response, our software team was able to successfully and rapidly develop a remote deployment and commissioning strategy that enables our partners to commission our systems remotely, including those located outside of the country. These upgrades, while mandatory in the face of COVID-19, will almost certainly improve our efficiencies and significantly reduce costs in future remote deployments as we continue to execute on our ‘one to many’ strategy to develop far reaching partnerships to enhance distribution.

Prior to CleanSpark completing a successful uplist to the Nasdaq stock market last January, the Company’s management team forecast a revenue increase exceeding 100%. Not only were we able to achieve our projected numbers, but the Company also completed a series of strategic acquisitions that should prove to be tremendously valuable to all shareholders in the coming years. In addition to increasing our gross revenues, we’ve focused on streamlining all aspects of our operations to reach our goal of profitability within the coming year and paved this road with a series of carefully planned corporate transactions.

We’re proud of the efforts of our amazing stakeholders across the entire enterprise for successfully achieving a number of significant wins for the Company, including:

  During our 2020 fiscal year, we completed successful acquisitions of GridFabric and p2klabs. Both acquired companies are cashflow-positive and provide us with entirely new verticals for growth. Subsequent policy shifts (FERC2222) should further accelerate growth in the GridFabric segment.
•	The September ruling by the Federal Energy Regulation Commission, FERC 2222, is a massive policy shift in favor of the distributed energy market in particular and a significant win for CleanSpark. It should open up additional value streams for microgrid developers and owners to fully participate in wholesale markets. These opportunities are expected to dramatically improve microgrid economics and stimulate future deployments. Microgrid developers of all sizes should now be able to leverage CleanSpark's robust portfolio of technologies to tap into these opportunities and offer significant value for their customers.

  CleanSpark successfully commissioned its first two microgrids within Costa Rica. The commercial customers utilize mPulse to manage the day-to-day performance of the power system, maximizing the energy savings while providing certainty of operations through the Tesla battery energy storage systems provided on site.
  In early December 2020, we acquired ATL Data Centers in an ‘all-stock’ transaction. By leveraging our proprietary technologies, the Company expects to increase Bitcoin production while lowering total energy costs, thereby maximizing overall profitability. The anticipation of producing Bitcoins at what we believe will be potentially the lowest total energy cost in America is expected to be a substantial opportunity to market our proprietary energy solutions to other energy intensive operations throughout the world.
  Since the acquisition, Bitcoin has traded as high as $28,500 per coin. We’ve also ordered an additional 1,500 ASICS miners since the closing of the ATL transaction, with plans to fully deploy this order of miners in January 2021. Management believes that recent moves by companies such as Square, PayPal, MicroStrategy and others have furthered the validation of Bitcoin, and expects that energy efficiency will soon become a priority. The addition of new miners, paired with the recent market performance of Bitcoin prompted the company to raise our revenue guidance to $30M for fiscal 2021, 300% of what we successfully delivered in 2020.
  The Company further improved its corporate governance and oversight by appointing two new independent board members and creating a fully independent audit and compensation committee. CleanSpark enhanced its reliable, talented, and goal-oriented management team, including the promotion of Zach Bradford as its Chief Executive Officer, the appointments of Lori Love, as Chief Financial Officer, Amer Tadayon as Chief Revenue Officer, and Marty Weishaar as Vice President of Marketing. The Company’s co-founder and former CEO, Matthew Schultz assumed new duties as the Executive Chairman. Our team has now grown to 62 full-time staff members as of December 29, 2020.
  Along with ReJoule, Inc., we were jointly awarded a $2.9 Million grant from the California Energy Commission with support from the Ford Motor Company for second-life EV battery deployments. The first joint deployment is expected to occur in the next quarter.
•	The software and product team launched new features for our two product lines:

•	In mVSO, we began the year with an expanded equipment library for energy storage that has only grown over the last 9 months and continued our improvements by releasing a revamped user experience and additional functionality around modeling different rate structures and demand response programs.

•	mPulse published four separate feature-set releases to customers as well as an expanded web portal to enable self-service of user and alert management, pre-configured performance reports, and custom data exports.

•	We’re looking forward to accelerating our software capabilities and features across the CleanSpark family of products, including GridFabric. We believe the growth will be due in part to the increase in our software team that has nearly doubled in size within the last two months.

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•	CleanSpark commissioned multiple microgrids controlled by our mPulse hybrid-cloud control software in our fiscal 2020 year. These microgrids span the industrial, commercial, and indoor agriculture industries. mPulse is already optimizing renewable energy usage and providing energy cost savings at each site. In addition, we shipped over 70 Switchgear units to commercial and industrial customers ensuring resiliency and seamless power availability. These units now support US Embassies, critical water treatment facilities and a number of locations of the nation’s largest retailer.

•	In October, the Company closed an underwritten public offering of its common stock and received gross proceeds of $40 million before deducting underwriting expenses and fees. CleanSpark intends to continue to use the net proceeds from the offering to support its future growth through increased sales and marketing, product development and software enhancements/ improvements, and additional strategic mergers and acquisitions, along with general corporate purposes.

Outlook

The Company expects the somewhat cyclical nature of our business to continue. As an example, approximately 10% of our fiscal 2020 revenue was realized in the quarter ending December 31, 2019. We anticipate this trend will continue in fiscal 2021 and we forecast that our second and third fiscal quarters will again be our strongest. We expect to generate $20 million in revenue related to our current business segments and we expect the recent acquisition of ATL Data Center to contribute a minimum of $10 million in additional Bitcoin-based (BTC-USD) revenues for 2021. We are working diligently to expand the data center capacity allowing us to further increase these initial estimates, but the Company’s guidance will remain somewhat conservative until the expansion has been completed and we have sufficient data to forecast a firm outlook. Finally, as we have only recently begun to integrate ATL into our operations, we have not yet measured the potential additional value expected to be derived from the demonstration of our energy technologies within the data center for additional microgrid deployment and sales opportunities.

We are thankful for the dedicated support from all of our stakeholders. We continue to put our efforts towards increasing shareholder value, achieving profitability, and improving our margin profile through increased software and service revenues. We are aggressively seeking new acquisition opportunities for 2021, along with identifying partnerships and product enhancements that will expedite our growth as a company. Finally, our previously discussed data center and Bitcoin mining expansion has begun as of this writing, while we continue to seek additional growth opportunities.

We sincerely, thank you for your continued support of CleanSpark.

With warmest regards, and wishes for a very healthy, happy and prosperous 2021, your fellow shareholders,

Zach and Matt

Zachary Bradford, CEO

and

S. Matthew Schultz, Executive Chairman

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Parties interested in learning more about CleanSpark products and services are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company’s website at www.cleanspark.com.

Investors are encouraged to contact the Company at ir@cleanspark.com, or visiting the Company’s website at https://ir.cleanspark.com/

About CleanSpark:

CleanSpark, Inc., a Nevada corporation, is in the business of providing advanced software and controls technology solutions to solve modern energy challenges. We have a suite of software solutions that provide end-to-end microgrid energy modeling, energy market communications, and energy management solutions. Our offerings consist of intelligent energy monitoring and controls, intelligent microgrid design software, middleware communications protocols for the energy industry, energy system engineering, and software consulting services.

Through its wholly owned subsidiary ATL Data Centers LLC, CleanSpark owns and operates a data center that provides customers with traditional on-site and cloud-based data center services. The Company also owns and operates a fleet of over 3,400 ASIC (application-specific integrated circuit) Bitcoin miners producing over 200 PH/s in mining capacity. Capacity is expected to increase to over 5,900 ASIC and 300 PH/s in mining capacity by early 2021. CleanSpark plans to apply its technologies with a goal of mining bitcoins at the lowest energy prices in the United States. For more information, visit

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the successful integration of ATL into CleanSpark, the price of Bitcoin (BTC), the fitness of our energy software and solutions for this particular application or market, the expectations of future revenue growth may not be realized, ongoing demand for our software products and related services, the impact of global pandemics (including COVID-19) on the demand for our products and services; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:

CleanSpark Inc.

Investor Relations

(801)-244-4405

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